EXHIBIT 99.1

Contact:	Financial Inquiries:	Media Inquiries:
	Steven E. Dietrich	John W. Mangan
	(503) 274-2300	(503) 701-7503

CROWN PACIFIC FILES FOR CHAPTER 11 REORGANIZATION

Business Operations Will Continue Under Reorganization

PORTLAND, ORE.– June 30, 2003 – Crown Pacific Partners, L.P. (OTC BB: CRPP), an integrated forest products company, announced today that it has filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code.  The Partnership will continue to operate its businesses during the period of the reorganization process.  The filing includes the Partnership and its subsidiaries.

The voluntary Chapter 11 petitions were filed in the U.S. Bankruptcy Court in Phoenix, Arizona.  After several months of negotiations with its lenders, the Partnership has been unable to recapitalize outside the protection of the bankruptcy process.  The previously announced forbearance with its lenders expired today, and Crown Pacific determined that Chapter 11 reorganization is in the best long-term interests of all of its stakeholders.

The Partnership expects that its trade suppliers, unsecured trade creditors, employees and customers will not be materially adversely affected by the outcome of this process.

As part of the Bankruptcy filing the Partnership has requested that the Court approve a debtor-in-possession (DIP) financing in the amount of $40 million the Partnership has arranged with CIT.

“We expect to remain a reliable supplier of our products to our customers, and we do not expect any interruption to our operations as a result of the reorganization,” said Peter W. Stott, President and CEO of Crown Pacific.  “We will do all that we can to see that the restructuring goes as expeditiously as possible.  We have a very dedicated workforce and some excellent operating assets.  We expect to emerge from this process as a stronger, more flexible company with an ability to better focus our attention on the needs of our customers,” Stott concluded.

Crown has engaged The Blackstone Group, L.P. to assist it in exploring various financial restructuring alternatives, including stand-alone recapitalization and third-party investment scenarios.

About Crown Pacific

Crown Pacific Partners, L.P. (OTCBB: CRPP.OB) is an integrated forest products company.  Crown Pacific owns and manages approximately 524,000 acres of timberland in Oregon and Washington, and uses modern forest practices to balance growth with environmental protection. Crown Pacific operates mills in Oregon and Washington, which produce dimension lumber, and also distributes lumber products though its Alliance Lumber operation.

Forward-Looking Statements

Information contained in this press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Crown Pacific’s expectations, forecasts, hopes, beliefs, predictions, intentions or strategies regarding the future that are not purely historical, but are based on assumptions that in the future may prove not to be accurate. These assumptions include harvest volumes, species mix, prices for logs and lumber, demand for housing and levels and amounts received for stumpage and property sales. Crown Pacific’s business and prospects are subject to a number of risks, including the volatility of timber and lumber prices, factors limiting harvesting of timber including contractual obligations, governmental restrictions, weather and access limitations – as well as the substantial capital resources required to fund its operations and the uncertainty regarding procurement of additional equity capital.  Accordingly, actual results may differ materially from the expectations expressed in this release.

Additional factors that could affect future performance include our ability to negotiate and execute a recapitalization with our lenders, environmental risks, operating risks normally associated with the timber industry, competition, government regulations and policies, and economic changes in the regions where Crown Pacific’s products or substitute products are sold, including Southeast Asia and Japan. Other risk factors include the increase in the value of the U.S. dollar against foreign currencies, and the ability of Crown Pacific to implement its business strategy. These and other risks are described in Crown Pacific’s registration statements and reports filed from time to time on forms 10-K, 8-K, and 10-Q and reports to unitholders, which are available from Crown Pacific or the United States Securities and Exchange Commission.

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